                      AMENDMENT TO THE CUSTODIAN AGREEMENT


     AGREEMENT made by and between State Street Bank and Trust Company (the "Custodian") and Trust for Credit Unions (the "Fund").

     WHEREAS, the Custodian and the Fund are parties to a Custodian Agreement dated May 10, 1988 (as amended, the "Custodian Agreement") governing the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund;

     WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940 ("1940 Act") with authority to operate as a series company with multiple portfolios, and pursuant to section 18(f)(2) of the 1940 Act each series of the Fund's Units, representing the interest in a portfolio, is preferred over all other series in respect of the assets specifically allocated to such portfolio; and

     WHEREAS, the Custodian and the Fund desire to amend the Custodian Agreement to provide for the maintenance of the Fund's foreign securities, and cash incidental to transactions in such securities, in the custody of certain foreign organizations acting as subcustodians in conformity with the requirements of Rule 17f-5 under the 1940 Act;

     NOW THEREFORE, in consideration of the premises and covenants contained herein, the Custodian and the Fund hereby amend the Custodian Agreement by the addition of the following terms and conditions;

     1. APPOINTMENT OF FOREIGN SUBCUSTODIANS. The Fund hereby authorizes and instructs the Custodian to employ as subcustodians for the Fund's securities and other assets maintained outside the United States the foreign banking institutions, foreign trust companies, foreign securities depositories, and foreign clearing agencies designed at Schedule A hereto ("foreign subcustodians"). Upon receipt of "Proper Instructions", as defined in Section 9 of the Custodian Agreement, together with a certified resolution of the Fund's Board of Trustees, the Custodian and the Fund may agree to amend Schedule A hereto from time to time to designate additional foreign banking institutions, foreign trust companies, foreign securities depositories and foreign clearing agencies to act as subcustodians. Upon receipt of Proper Instructions, the Fund may instruct the Custodian to cease the employment of any one or more of such subcustodians for maintaining custody of the Fund's assets.

     2. ASSETS TO BE HELD. The Custodian shall limit the securities and other assets maintained in the custody of the foreign subcustodians to: (a) "foreign securities," as defined in paragraph (c)(1) of Rule 17f-5 under the 1940 Act; and (b) cash and cash equivalents in such amounts as the Custodian or the Fund may

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determine to be reasonably necessary to effect the Fund's foreign securities transactions.

     3. FOREIGN SECURITIES DEPOSITORIES AND CLEARING AGENCIES. Except as may otherwise be agreed upon in writing by the Custodian and the Fund, assets of the Fund shall be maintained in foreign securities depositories and clearing agencies only through arrangements, implemented by the foreign banking institutions and foreign trust companies serving as subcustodians pursuant to the terms hereof. Where possible, such arrangements shall include entry into agreements containing the provisions set forth in Section 5 hereof.

     4. SEGREGATION OF SECURITIES. The Custodian shall identify on its books as belonging to the Fund (designating the particular portfolio thereof), the foreign securities and related cash and cash equivalents of such portfolio held by each foreign subcustodian. Each agreement pursuant to which the Custodian employs a foreign banking institution or foreign trust company shall require that such institution establish a custody account for the Custodian on behalf of the Fund (designating the particular portfolio thereof) and physically segregate in that account the securities and other assets of such portfolio and, in the event that such institution deposits the portfolio's securities in a foreign securities depository, that it shall identify on its books as belonging to the Custodian, as agent for the Fund (designating the particular portfolio thereof), the securities so deposited.

     5. AGREEMENTS WITH FOREIGN BANKING INSTITUTIONS. Each agreement with a foreign banking institution and foreign trust company shall be substantially in the form set forth in Exhibit 1 hereto and shall provide that:

          (a) The assets of the Fund's portfolio will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the foreign banking institution or foreign trust company or its creditors or agents, except a claim of payment for their safe custody or administration;

          (b) Beneficial ownership for the Fund's assets will be freely transferable without the payment of money or value other than for custody or administration;

          (c) Adequate records will be maintained identifying the assets as belonging to such portfolio;

          (d) Officers of or auditors employed by, or other representatives of the Custodian, including to the extent permitted under applicable law the independent public accountants for the Fund, will be given access to the books and records of the foreign banking institution or foreign trust company relating to its actions under its agreement with the Custodian; and

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          (e)  Assets of the Fund held by the foreign subcustodian will be subject only to the instructions of the Custodian or its agents.

     6. ACCESS OF INDEPENDENT ACCOUNTANTS OF THE FUND. Upon request of the Fund, the Custodian will use its best efforts to arrange for the independent accountants of the Fund to be afforded access to the books and records of any foreign banking institution or foreign trust company employed as a foreign subcustodian insofar as such books and records relate to the performance of such foreign banking institution or foreign trust company under its agreement with the Custodian.

     7. REPORTS BY THE CUSTODIAN. The Custodian will supply to the Fund from time to time, as reasonably requested by the Fund, statements in respect of the securities and other assets of the Fund held by foreign subcustodians, including but not limited to an identification of entities having possession of the Fund's securities and other assets and advices or notifications of any transfers of securities to or from such custodial account maintained by a foreign banking institution or foreign trust company for the Custodian on behalf of the Fund indicating, as to securities acquired for the Fund, the identity of the entity having physical possession of such securities.

     8.   TRANSACTIONS IN FOREIGN CUSTODY ACCOUNT.

          (a) Except as otherwise provided in paragraph (b) of this Section 8, the provisions of Section 4, 5, and 7A, B, C and E of the Custodian Agreement shall apply, MUTATIS MUTANDIS to the foreign securities, cash and cash equivalents of the Fund held outside the United States by foreign subcustodians.

          (b) Notwithstanding any provision of the Custodian Agreement to the contract, settlement and payment for securities received for the account of the Fund and delivery of securities maintained for the account of the Fund may be effected in accordance with the customary established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, with limitation, delivering securities to the purchaser thereof or to a dealer thereof (or an agent for such purchaser or dealer) against a receipt with the expectation of receiving later payment for such securities from such purchaser or dealer.

          (c) Securities maintained in the custody of a foreign subcustodian may be maintained in the name of such entity's nominee to the same extent as set forth in Section 3B of the Custodian Agreement.

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

     9. LIABILITY OF FOREIGN SUBCUSTODIANS. Each agreement pursuant to which the Custodian employs a foreign banking institution or foreign trust company as a foreign subcustodian shall require the subcustodian to exercise reasonable care in the performance of its duties and to indemnify , and hold harmless, the Custodian and the Fund from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the institution's performance of such obligations. At the election of the Fund, it shall be entitled to be subrogated to the rights of the Custodian with respect to any claims against a foreign banking institution or foreign trust company as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Fund has not been made whole for any such loss, damage, cost, expense, liability or claim.

     10. LIABILITY OF CUSTODIAN. The Custodian shall be liable for the acts or omissions of a foreign banking institution or foreign trust company to the same except as set forth with respect to subcustodians generally in the Custodian Agreement and, regardless of whether assets are maintained in the custody of a foreign banking institution, a foreign trust company, a foreign securities depository, a foreign clearing agency or a branch of a U.S. bank as contemplated by paragraph 13 hereof, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism on any loss where the subcustodian has otherwise exercised reasonable care. Notwithstanding the foregoing provisions of this paragraph 10, in delegating custody duties to State Street London Ltd., the Custodian shall not be relieved of any responsibility to the Fund for any loss due to such delegation, except such loss as may result from:

          (a) Political risk (including but not limited to, exchange control restrictions, confiscation, expropriation, nationalization, insurrection, civil strife or armed hostilities); or

          (b) Other losses (excluding a bankruptcy or insolvency of State Street London Ltd. not caused by political risk) due to Acts of God, nuclear incident or the like under circumstances where the Custodian and State Street London Ltd. have exercised reasonable care.

     11. REIMBURSEMENT FOR ADVANCES. If a portfolio of the Fund requires the Custodian to advance cash or securities for any purpose including the purchase or sale of foreign exchange or of contracts for foreign exchange, or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this amendment to the Custodian Agreement, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of such portfolio shall be security

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

therefor and should the Fund fail to repay the Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of the Fund's assets to the extent necessary to obtain reimbursement but in no event to exceed the assets of such portfolio of the Fund.

     12. MONITORING RESPONSIBILITIES. The Custodian shall furnish annually to the Fund, during the month of June, information concerning the foreign subcustodians employed by the Custodian. Such information shall be similar in kind and scope to that furnished to the Fund in connection with the initial approval of this amendment to the Custodian Agreement. In addition, the Custodian will promptly inform the Fund in the event that the Custodian learns of a material adverse change in the financial condition of a foreign subcustodian or any material loss of the assets of the Fund or in the case of any foreign subcustodian not the subject of an exemptive order from the Securities and Exchange commission is notified by such foreign subcustodian that there appears to be a substantial likelihood that its shareholders' equity will decline below $200 million (U.S. dollars or the equivalent thereof) or that its shareholders' equity has declined below $200 million (in each case computed in accordance with generally accepted U.S. accounting principles).

     13.  BRANCHES OF U.S. BANKS.

          (a) Except as otherwise set forth in this amendment to the Custodian Agreement, the provisions hereof shall not apply where the custody of Fund assets is maintained in a foreign branch of a banking institution which is a "bank" as defined by Section 2(a)(5) of the 1940 Act meeting the qualification set forth in
               Section 26(a) of said Act. The appointment of any such branch as a subcustodian shall be governed by paragraph 8B of the Custodian Agreement.

          (b) Cash held for a portfolio of the Fund in the United Kingdom shall be maintained in an interest bearing account established for such portfolio with the Custodian's London Branch, which account shall be subject to the direction of the Custodian, State Street London Ltd., or both.

     14. APPLICABILITY OF CUSTODIAN AGREEMENT. Except as specifically superseded or modified herein, the terms and provisions of the Custodian Agreement shall continue to apply with full force and effect.

     15. UNITHOLDER LIABILITY. This amendment to the Custodian Agreement is executed by or on behalf of the Fund and the obligations hereunder are not binding upon any of the Trustees, officers or unitholders of the Fund individually but are binding only upon the Fund and its assets and property. The Fund's Trust

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Agreement is on file with the Secretary of the Commonwealth of Massachusetts.


     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the 18th day of September, 1989.

                                     TRUST FOR CREDIT UNIONS
ATTEST:

By:  Betsy J. Hoffman                By:  E.J. Whitman, Jr.
     ----------------------               -------------------------
           as its Secretary                        as its President
           ----------------                        ----------------

                                     STATE STREET BANK AND TRUST COMPANY
ATTEST:

By: M. Lincoln                       By: Thomas E. Swedlund
    --------------------------           --------------------------
    as its Assistant Secretary                as its Vice President
    --------------------------                ---------------------

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                                   SCHEDULE A



The following foreign banking institutions, foreign trust companies, foreign securities depositories and foreign clearing agencies have been approved by the Trustees of Trust for Credit Unions for use as subcustodians for such fund's securities and other assets.



                              State Street London Limited

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